Exhibit 8.1

233 S. Wacker Drive, Suite 5800 Chicago, Illinois 60606 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com FIRM / AFFILIATE OFFICES

	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
May 6, 2013	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Discover Bank

12 Read’s Way

New Castle, DE 19720

Re:	Discover Card Execution Note Trust, Class A(2013-3)
DiscoverSeries Notes Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (Registration Nos. 333-167413, 333-167413-01, and 333-167413-02) (the “Registration Statement”), registering notes to be issued by the Discover Card Execution Note Trust (the “Note Issuance Trust”), and the related Prospectus and Prospectus Supplement, each dated April 29, 2013 (together, the “Prospectus”), filed by you with the Securities and Exchange Commission, relating to the issuance and sale of the Class A(2013-3) DiscoverSeries Notes (the “Notes”) by the Note Issuance Trust (the “Offering”) pursuant to the Indenture, dated as of July 26, 2007, as amended by the First Amendment to Indenture, dated as of June 4, 2010 (the “Indenture”), the Amended and Restated Indenture Supplement for the DiscoverSeries Notes, dated as of June 4, 2010 (the “Indenture Supplement”), and the Terms Document for the Class A(2013-3) Notes, dated as of May 7, 2013 (the “Terms Document”), each between the Note Issuance Trust as Issuer and U.S. Bank National Association (“U.S. Bank”), as Indenture Trustee, you have requested our opinion concerning the statements in the Prospectus under the caption “U.S. Federal Income Tax Consequences.” Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Our opinion is based on our examination of the Prospectus, the Second Amended and Restated Pooling and Servicing Agreement, dated as of June 4, 2010, as amended by the First Amendment to the Second Amended and Restated Pooling and Servicing Agreement, dated as of October 18, 2011, between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank as Trustee, the Indenture and Indenture Supplement, the Terms Documents and such other documents, instruments and information as we considered necessary. Our opinion also is based on (i) the assumption that all agreements relating to the creation of the Master Trust and the Note Issuance Trust will remain in full force and effect; (ii) the assumption that all agreements and documents required to be executed and delivered in connection with the issuance and sale of the

May 6, 2013

Notes will be so executed and delivered by properly authorized persons in substantial conformity with the drafts thereof as described in the Prospectus and such agreements will remain in full force and effect; and (iii) currently applicable provisions of the federal income tax laws, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice.

In our capacity as counsel to you, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents.

We are opining herein as to the effect on the Offering only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on the facts and assumptions and subject to the limitations set forth in the Prospectus, we adopt and confirm the statements under the caption “U.S. Federal Income Tax Consequences” as our opinion of the material federal income tax consequences of the Offering, to the extent such statements constitute legal conclusions.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Prospectus may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Prospectus. This opinion may not be relied upon by you for any other purpose. However, this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

Very truly yours,

/s/ Latham & Watkins LLP